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                                                                                                           ------------------------
-----------                         U.S. SECURITIES AND EXCHANGE COMMISSION                                     OMB APPROVAL
  FORM 3                                     Washington, D.C. 2054                                         ------------------------
-----------                                                                                                OMB Number 3235-0104
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                         Expires: February 1, 1994
                                                                                                           Estimated average burden
                                                                                                           hours per response...0.5
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            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 Section 17(a) of the Public Utility
                       Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting Person    2. Date of Event Re-   4. Issuer Name and Ticker Trading Symbol
                                              quiring Statement
   Cooper         Marc               S.       (Month/Day/Year)       Thinking Tools, Inc. (TSIM)
---------------------------------------                           -----------------------------------------------
   (Last)     (First)          (Middle)       1/07/97
                                              -------
                                           ---------------------  5. Relationship of Reporting Person to Issuer 6. If Amendment,
                                                                                (Check all applicable)             Date of
c/o Barington Capital Group, L.P.                                                                                  Original
888 Seventh Avenue, 17th Floor             3. IRS or Social          X                                             (Month/Day/Year)
                                              Security Number of    --- Director         ----10% Owner
---------------------------------------       Reporting Person      --- Officer (give    ---- Other (specify
                (Street)                      (Voluntary)               title below)                below)

  New York      New York         10019
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  (City)       (State)           (Zip)                                Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                          2. Amount of Securities      3. Ownership             4. Nature of Indirect Beneficial
   (Instr. 4)                                    Beneficially Owned           Form: Direct             Ownership
                                                 (Instr. 4)                   (D) or Indirect          (Instr. 5)
                                                                              (I) (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                           (Print or Type Responses)
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                                                                                                                      SEC 1473(3/94)
FORM 3 (continued) Table II-Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative  2. Date Exercisable  3. Title and Amount of Securities   4. Conver-    5. Owner-      6. Nature of Indirect
   Security (Instr. 4)     and                  Underlying Derivative Security      sion or       ship           Beneficial
                           Expiration           (Instr. 4)                          Exercise      Form of        Ownership
                           Date                                                     Price of      Deriv-         (Instr. 5)
                           (Month/Day/                                              Deri-         ative
                           Year)                                                    vative        Security:
                                                                                    Security      Direct
                      ------------------------------------------------------                      (D) or
                       Date        Expira-                             Amount                     Indirect
                       Exer-       tion                                or                         (I)
                       cisable     Date              Title             Number                   (Instr. 5)
                                                                       of Shares
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                       10/25/96    10/25/01       Common Stock          140,000       $10.40      I(2)           By Barington
                                                                                                                 Capital Group, L.P.
Option (l)

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Explanation of Responses:

(1) Issued to Barington Capital Group, L.P. ("Barington") in connection with Thinking Tools, Inc.'s initial public offering in October 1996.

(2) Mr. Cooper is a partner at Barington, the holder of such option.

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              /s/ Marc S. Cooper                            3/21/97
                                                                        ----------------------------------           ---------------
                                                                        **Signature of Reporting Person                   Date

Note:    File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
         See Instruction 6 for procedure.

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                                                                                                                      SEC 1473(3/94)
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